HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
                             c/o 555 Madison Avenue
                            New York, New York 10122

                                                                  August 3, 2007

Harbinger Del-Auto Investment Company Ltd.
c/o Harbinger Capital Partners Master Fund I, Ltd.
555 Madison Avenue
New York, New York 10022

Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098

Ladies and Gentlemen:

          Reference is made to that certain Equity Purchase and Commitment Agreement (the "Agreement"), dated as of the date hereof, by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware, Harbinger Del-Auto Investment Company, Ltd., an exempted company formed under the laws of the Cayman Islands (the "Investor"), Merrill Lynch, Pierce Fenner & Smith, Incorporated, a Delaware corporation, UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware, Goldman Sachs & Co., a New York limited partnership, and Pardus DPH Holding LLC, a limited liability company formed under the laws of the State of Delaware, on the one hand, and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the "Company"), on the other hand. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

          This letter will confirm the commitment of Harbinger Capital Partners Master Fund I, Ltd. ("Harbinger"), on behalf of one or more of its affiliated funds or managed accounts to be designated, to provide or cause to be provided funds (the "Funds") to the Investor in an amount up to $397,230,000, subject to the terms and conditions set forth herein. The Funds to be provided by or on behalf of Harbinger to the Investor will be used to provide the financing for the Investor (i) to purchase the Investor Shares pursuant to the Agreement (the "Purchase Obligation") and (ii) to satisfy the Investor's other obligations under the Agreement, if any; provided, however, that the aggregate liability of Harbinger under clauses (i) and (ii) shall under no circumstances exceed the Cap (as defined below). Harbinger shall not be liable to fund to the Investor any amounts hereunder (other than to fund the Purchase Obligation), unless, and until, any party to the Agreement other than the Company commits a willful breach of the Agreement. For purposes of this letter agreement, the "Cap" shall mean at all times $38,944,000. Our commitment to fund the Investor's Purchase Obligation is subject to the satisfaction, or waiver in writing by Harbinger and the Investor, of all of the conditions, if any, to the Investor's obligations at such time contained in the Agreement.

          Notwithstanding any other term or condition of this letter agreement,
(i) under no circumstances shall the liability of Harbinger hereunder or for breach of this letter agreement exceed, in the aggregate, the Cap for any reason, (ii) under no circumstances shall Harbinger be liable for punitive damages, and (iii) the liability of Harbinger shall be limited to monetary damages only. There is no express or implied intention to benefit any person or entity not party

Harbinger Del-Auto Investment Company Ltd.
Delphi Corporation
August 3, 2007
Page 2

hereto and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the Investor and the Company. Subject to the terms and conditions of this letter agreement, the Company shall have the right to assert its rights hereunder directly against Harbinger.

          The terms and conditions of this letter agreement may be amended, modified or terminated only in a writing signed by all of the parties hereto. Harbinger's obligations hereunder may not be assigned, except its obligations to provide the Funds may be assigned to one or more of its affiliated funds or managed accounts affiliated with Harbinger, provided that such assignment will not relieve Harbinger of its obligations under this letter agreement.

          This commitment will be effective upon the Investor's acceptance of the terms and conditions of this letter agreement (by signing below) and the execution of the Agreement by the Company and will expire on the earliest to occur of (i) the closing of the transactions contemplated by the Agreement, and
(ii) termination of the Agreement in accordance with its terms; provided, however, that in the event that the Agreement is terminated, Harbinger' obligations hereunder to provide funds to the Investor to fund the Investor's obligations under the Agreement on account of any willful breach of the Agreement for which the Investor would be liable shall survive; provided, further, that the Company shall provide Harbinger with written notice within 90 days after the termination of the Agreement of any claim that a willful breach of the Agreement has occurred for which the Investor would be liable and if the Company fails to timely provide such notice then all of Harbinger' obligations hereunder shall terminate, this letter agreement shall expire and any claims hereunder shall be forever barred. Upon the termination or expiration of this letter agreement all rights and obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto.

          Harbinger hereby represents and warrants as follows:

          (a) Harbinger is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

          (b) Harbinger has the requisite corporate power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and all necessary action required for the due authorization, execution, delivery and performance by it of this letter agreement has been taken.

          (c) This letter agreement has been duly and validly executed and delivered by Harbinger and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

          (d) Harbinger has, and will have on the Closing Date, available funding necessary to provide the Funds in accordance with this letter agreement.

          No director, officer, employee, partner, member or direct or indirect holder of any equity interests or securities of Harbinger, or any of its affiliated funds or managed accounts, and no director, officer, employee, partner or member of any such persons other than any general partner (collectively, the "Party Affiliates") shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated

Harbinger Del-Auto Investment Company Ltd.
Delphi Corporation
August 3, 2007
Page 3

hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to such liability or obligation.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). HARBINGER, THE INVESTOR AND THE COMPANY HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

Harbinger Del-Auto Investment Company Ltd.
Delphi Corporation
August 3, 2007
Page 4

                                      Sincerely,

                                      HARBINGER CAPITAL PARTNERS MASTER
                                      FUND I, LTD.

                                      By: Harbinger Capital Partners Offshore
                                          Manager, L.L.C., as investment manager


                                      By:
                                          /s/ Michael D. Luce
                                          --------------------------------------
                                      Name:  Michael D. Luce
                                      Title: President

Agreed to and accepted as of the date
first above written:

HARBINGER DEL-AUTO INVESTMENT COMPANY,
LTD.


By:
    /s/ Charles D. Miller
    ----------------------------------
Name:  Charles D. Miller
Title: Vice President

DELPHI CORPORATION


By:
    /s/ David M. Sherbin
    ----------------------------------
Name:   David M. Sherbin
Title:  Vice President, General Counsel
        and Chief Compliance Officer